Exhbit 10.3 EXECUTION VERSION US-DOCS\138040043.15 CAN_DMS: \149417644\10 INVESTMENT AGREEMENT THIS AGREEMENT (this “Agreement”), dated as of December 19, 2022, is made by and among Bird Global, Inc., a Delaware corporation (“Bird Global”), Bird Canada Inc., an Ontario Corporation (“Bird Canada”) and Travis VanderZanden (the “Founder Stockholder”). WHEREAS Bird Global and Bird Canada are parties to a non-binding term sheet (“Debenture Term Sheet”), a copy of which is attached hereto as Schedule A, related to a potential acquisition, by merger, equity purchase, amalgamation or otherwise, of Bird Canada by Bird Global (the “Proposed Merger”) in consideration for convertible debentures issued by Bird Global and the acquisition by certain shareholders of Bird Canada of additional convertible debentures of Bird Global for cash consideration (“Convertible Notes Investment”) on terms consistent with those set forth in the Debenture Term Sheet (except as modified herein); AND WHEREAS the Founder Stockholder beneficially owns 34,534,930 shares of Class X Common Stock and 978,284 shares of Class A Common Stock of Bird Global, representing approximately 72.7% of the combined voting power of the outstanding capital stock of Bird Global; AND WHEREAS Bird Canada has agreed to provide a $4.0 million subordinated loan (the “Subordinated Loan”) to Bird US Opco, LLC, a Delaware limited liability company and a subsidiary of Bird Global (the “Borrower”), pursuant to the terms of a loan and security agreement dated as of April 27, 2021 by and among the Borrower, Bird US Holdco, LLC, a Delaware limited liability company, as guarantor to each of the Lenders party thereto, Midcap Financial Trust, in its capacity as Administrative Agent and the other parties thereto (as amended by the First Amendment to Loan and Security Agreement dated as of June 10, 2021, the Amendment No. 2 to Loan and Security Agreement dated as of October 12, 2021, the Amendment No. 3 to Loan and Security Agreement dated as of April 8, 2022, the Amendment No. 4 to Loan and Security Agreement dated as of April 22, 2022, the Fifth Amendment to Loan and Security Agreement dated July 1, 2022, the Sixth Amendment to Loan and Security Agreement dated October 7, 2022, a Seventh Amendment dated on or about the date hereof, and as further amended, restated, amended and restated, supplemented, or otherwise modified from time to time prior to the date hereof, the “Loan Agreement”) and Bird Global has agreed to provide Bird Canada with certain rights in relation to, among other things, the operation of Bird Global and the composition of the board of directors of Bird Global (the “Board”); AND WHEREAS Bird Canada and Bird Global wish to enter into this Agreement in order to provide Bird Canada with certain governance related rights stipulated on the terms and subject to the conditions set forth herein; NOW THEREFORE in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows: ARTICLE 1 DEFINITIONS 1.1 Definitions (a) "Affiliate” has the meaning ascribed thereto in the Securities Act (Ontario).

- 2 - US-DOCS\138040043.15 CAN_DMS: \149417644\10 (b) “Amendment Effective Date” means the effective date for Amendment No. 7 to the Loan Agreement, as amended. (c) “BC Holders” means the holders of the voting equity of Bird Canada as of the date of this Agreement. (d) “BC Holder Majority” means BC Holders holding a majority of the voting rights in Bird Canada at the relevant time. (e) "Business Day" means any day, other than a Saturday, a Sunday and any other day on which commercial banks in New York, New York or Toronto, Ontario are authorized or required by law to close. (f) “Compliant Transaction” means the closing of the Proposed Merger and the closing in full of the Convertible Notes Investment on substantially the same terms as provided in the Debenture Term Sheet (except with respect to governance as modified herein). (g) "includes" and "including" shall each be deemed to be followed by the phrase "without limitation", unless the context indicates otherwise, and the terms "includes" and "including" shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it. (h) “Outside Date” means December 30, 2022; provided, however that in the event the Parties, working in good faith, are unable to consummate the Compliant Transaction by December 30, 2022, the Outside Date may, upon mutual agreement of the Parties, be extended to January 6, 2023. ARTICLE 2 BOARD COMPOSITION 2.1 Constitution of Board on Amendment Effective Date As of the Amendment Effective Date: (a) Bird Global represents and warrants that the Board is comprised of seven (7) directors. (b) Bird Global represents and warrants that three (3) directors of Bird Global have submitted to Bird Global their resignations and releases in favour of Bird Global and any of its subsidiaries (the “Resignations”). (c) Bird Global covenants and agrees that it shall forthwith accept the Resignations of the three (3) directors who have tendered their resignations pursuant to Section 2.1(b) and each of Bird Global and the Founder Stockholder covenant and agree that it shall take all actions as necessary and within its control to ensure the vacancies resulting from such Resignations are not filled until the earlier of the closing of a Compliant Transaction (the “Closing”) and the Outside Date.

- 3 - US-DOCS\138040043.15 CAN_DMS: \149417644\10 (d) Bird Canada shall have the right, but not the obligation, to designate three (3) persons at any time (the “BC Observers”) from the date hereof until the earlier of the Closing and Effectiveness Date (as defined below), to attend any meetings of the Board and any meetings of a committee of the Board (a “Committee”), which such BC Observers shall initially be John Bitove, Antonio Occhionero and Kevin Talbot. Bird Global shall deliver to each BC Observer copies of all notices, minutes, consents and any other material that Bird Global provides to the members of the Board or the Committees contemporaneously with the delivery of such material(s) to members of the Board or the Committees, as applicable, and each BC Observer shall be entitled to attend all meetings of the Board or the Committees in a non- voting, observer capacity. Each BC Observer may participate on the same basis as a director in discussions of matters that come before the Board or the Committees. If a BC Observer is removed by Bird Canada or resigns or otherwise ceases to be a BC Observer prior to the Effectiveness Date, Bird Canada shall have the right, but not the obligation, to designate a replacement BC Observer and this Agreement shall apply mutatis mutandis. Notwithstanding anything herein to the contrary, Bird Global may exclude the BC Observers from access to any material or meeting or portion thereof if: (i) the Board concludes in good faith, upon advice of Bird Global’s counsel, that such exclusion is reasonably necessary to preserve attorney-client privilege between Bird Global (or any of its subsidiaries) and such counsel; (ii) such material or meeting or portion thereof relates to or addresses a business or legal conflict between Bird Global (or any of its subsidiaries) and Bird Canada; or (iii) such portion of a meeting is an executive session limited solely to independent director members of the Board, independent auditors and/or legal counsel, as the Board may designate. 2.2 Constitution of Board at Closing Occurring On or Before Outside Date Subject to Section 2.3 below, in the event the Closing occurs on or prior to the Outside Date, forthwith following Closing: (a) Bird Canada covenants and agrees that it shall take all actions as necessary and within its control to cause the BC Observers to resign and Bird Global covenants and agrees that it shall forthwith accept such resignations. (b) Until such time as the BC Holders (and their affiliates) cease to collectively beneficially own, directly or indirectly, 25% of the convertible debentures issued to them at the closing of the Convertible Notes Investment or an equivalent percentage of shares of common stock of Bird Global, should the BC Holders convert their convertible debentures (which number is subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like) (the “Required Threshold”), each of Bird Global and the Founder Stockholder covenant and agree to take all actions as necessary and within their respective control, including entering into a voting agreement between Bird Global, the Founder Stockholder and the BC Holders containing Board designation rights of the BC Holder Majority, to appoint five (5) nominees of the BC Holder Majority (“BC Nominees”) as members of the Board. (c) Until such time as the BC Holders (and their affiliates) cease to collectively beneficially own, directly or indirectly, the Required Threshold, Bird Global and the Founder Stockholder covenant and agree to take all actions as necessary and

- 4 - US-DOCS\138040043.15 CAN_DMS: \149417644\10 within their respective control to ensure the number of directors on the Board is fixed at nine (9). 2.3 Constitution of Board After Outside Date (a) In the event the Closing does not occur on or prior to the Outside Date, Bird Global covenants and agrees to file a definitive information statement on Schedule 14C (the “Information Statement”) with the SEC forthwith following the Outside Date in connection with the appointment of the BC Nominees to the board of directors of Bird Global pursuant to Section 2.3(b). (b) On the 20th day after the mailing of the Information Statement (“Effectiveness Date”): (i) Until the day following Bird Global’s annual meeting of shareholders in 2027, each of Bird Global and the Founder Stockholder covenant and agree to take all actions as necessary and within their respective control, including entering into a voting agreement between Bird Global, the Founder Stockholder and the BC Holders containing Board designation rights of the BC Holder Majority, to appoint three (3) BC Nominees as members of the Board. (c) In the event the Closing does not occur on or prior to the Outside Date, Bird Global and the Founder Stockholder covenant and agree to take all actions as necessary and within their respective control to ensure the number of directors on the Board is fixed at seven (7) until the day following Bird Global’s annual meeting of shareholders in 2027. 2.4 Benefits and Privileges Bird Global covenants and agrees with Bird Canada that upon the election or appointment of the BC Nominee(s) to the Board, Bird Global shall provide the BC Nominee(s) an indemnity on terms at least as favourable as those provided to the other Board members and Bird Global shall ensure that the BC Nominee(s) has the benefit of any director and officer insurance policy in effect for Bird Global and all other benefits and privileges of the other Board members, such benefits and privileges to be at least as favourable as those available to the other Board members. Board members, including, but not limited to the BC Nominees, shall be entitled to be reimbursed by Bird Global for the reasonable expenses incurred by such Board members in carrying out their duties as directors of the Bird Global. 2.5 Confidential Information (a) Bird Global acknowledges and agrees that each BC Observer and BC Nominee shall be subject to confidentiality obligations at least as restrictive as the confidentiality obligations applied to the other directors of the Board with respect to all confidential information related to Bird Global that is not generally known to the public (collectively, “Confidential Information”) provided to, or learned by, such BC Observer or BC Nominee in connection with their role as a BC Observer or BC Nominee, as applicable. For the avoidance of doubt, Bird Canada hereby agrees, and each BC Observer and BC Nominee shall be obligated to agree, to keep confidential and not disclose, divulge or use for any purpose, other than, with

- 5 - US-DOCS\138040043.15 CAN_DMS: \149417644\10 respect to such BC Observer or BC Nominee, to perform their duties as a BC Observer or BC Nominee, as applicable, any Confidential Information, unless: (i) such information is or becomes available to the public in general other than as a result of disclosure by such BC Observer, such BC Nominee or by Bird Canada or its Affiliates or their respective representatives, as applicable, in each case in violation of this provision; (ii) such information was within the possession of or known to such BC Observer or BC Nominee, as applicable, or Bird Canada or its Affiliates or their respective representatives on a non-confidential basis prior to its disclosure to such BC Observer, such BC Nominee or Bird Canada or its Affiliates or their respective representatives, as applicable, by Bird Global or its Affiliates or their respective representatives pursuant to this Agreement; (iii) such information becomes available to such BC Observer, such BC Nominee or Bird Canada or its Affiliates or their respective representatives, as applicable, other than, as far as such BC Observer, such BC Nominee or Bird Canada, as applicable, is aware, as a result of a breach of a legal, contractual or fiduciary obligation owed by such source to Bird Global; or (iv) such BC Observer, such BC Nominee or Bird Canada or its Affiliates or their respective representatives, as applicable, are requested or required by law, regulation, judicial process, or direction of a governmental entity having jurisdiction over such BC Observer, such BC Nominee or Bird Canada or its Affiliates or their respective representatives to disclose any such information; provided, however, that (A) prior to such disclosure, such BC Observer, such BC Nominee or Bird Canada or its Affiliates or their respective representatives, as applicable, will provide Bird Global, to the extent permitted by law, with prompt written notice so that Bird Global may seek a protective order or appropriate remedy (at Bird Global’s expense); (B) such BC Observer or such BC Nominee, as applicable, and Bird Canada and its Affiliates and their respective representatives shall reasonably cooperate Bird Global so that Bird Global may obtain such protective order; and (C) in the event that a protective order or other remedy is not obtained, such BC Observer or such BC Nominee, as applicable, and Bird Canada and its Affiliates and their respective representatives will furnish only the portion of the information that is legally required to be disclosed; provided, further, that the BC Observers and the BC Nominees may disclose Confidential Information to their respective attorneys, accountants, consultants, and other professionals to the extent necessary in connection with performing their duties as a BC Observer or BC Nominee, as applicable. Each BC Observer, each BC Nominee and Bird Canada will be responsible for any breach of this paragraph by any of its respective Affiliates or their respective representatives. The BC Observers shall be required to enter into customary confidentiality agreements in connection their roles as BC Observers prior to Bird Global permitting the BC Observers to attend any meetings of the Board or any Committee or receiving any notices, minutes, consents and any other material that Bird Global provides to the members of the Board or the Committees. (b) Bird Canada acknowledges that receipt of undisclosed material information may subject Bird Canada and those persons to whom Bird Canada discloses such information to regulation under the securities laws of certain jurisdictions, which securities laws may impose restrictions on the ability of a person in possession of such information to buy, sell, trade or otherwise act with respect to the securities of Bird Global. Bird Canada acknowledges and agrees that it is aware of such laws and agrees to fully comply with such laws.

- 6 - US-DOCS\138040043.15 CAN_DMS: \149417644\10 ARTICLE 3 RESTRICTIVE COVENANTS 3.1 Ordinary Course Subject to Section 3.3, during the period between the date hereof and the Outside Date, Bird Global shall conduct its business in the ordinary and usual course of the normal day- to-day operations other than with the prior written consent of Bird Canada (such consent not to be unreasonably withheld, conditioned or delayed). In addition, subject to Section 3.3, Bird Global shall use commercially reasonable efforts, other than with the prior written consent of Bird Canada (such consent not to be unreasonably withheld, conditioned or delayed), to (a) preserve intact Bird Global’s current business organization, keep available the services of the employees and maintain good relations with suppliers, customers, landlords, creditors and all other Persons having business relationships with Bird Global, and (b) retain possession and control of its assets, maintain insurance coverage commensurate with existing coverage and preserve the confidentiality of any confidential or proprietary information of Bird Global. 3.2 Additional Restrictions Subject to Section 3.3, during the period between the date hereof and the Outside Date or Effectiveness Date, Bird Global shall not, and shall cause its subsidiaries not to, without the prior written consent of Bird Canada (such consent not to be unreasonably withheld, conditioned or delayed), directly or indirectly: (a) amend or otherwise modify Bird Global’s articles or bylaws; (b) other than in connection with the Loan Agreement, in the ordinary course of business and or with respect to acquisitions or dispositions solely among any of Bird Global and any of its subsidiaries, lease or exchange, or make any acquisitions or dispositions of, any assets, shares or property the value of which, individually or in the aggregate, exceeds $5,000,000 (or such greater amount approved in writing by Bird Canada); (c) other than in connection with the Loan Agreement or any other indebtedness of Bird Global or any of its subsidiaries as of the date of this Agreement or for any indebtedness solely among any of Bird Global and any of its subsidiaries, (i) create, incur or assume any indebtedness in respect of borrowed money, capital leases, purchase money debt of evidenced by notes, debentures, bonds or similar instruments which shall exceed $2,500,000 in the aggregate principal amount outstanding at any given time; (ii) create any encumbrances on its assets or any of them other than in the ordinary course of business; (iii) guarantee the debts of any person; or (iv) make an assignment for the benefit of the creditors of Bird Global generally; (d) other than in the ordinary course of business, enter into partnership or any arrangement for the sharing of profits, union of interests, co-operation, joint venture or reciprocal concession arrangement with any other person; (e) take up or institute proceedings for the winding-up, reorganization, amalgamation, merger or dissolution of Bird Global; or

- 7 - US-DOCS\138040043.15 CAN_DMS: \149417644\10 (f) enter into any voluntary bankruptcy process. 3.3 Permitted Actions Notwithstanding anything to the contrary contained in the Investment Agreement, Bird Global, the Founder Stockholder and each of their respective affiliates and representatives shall be permitted to take the actions set forth on Schedule B hereto at any time and without the consent of Bird Canada. ARTICLE 4 MISCELLANEOUS 4.1 Entire Agreement This Agreement contains the entire agreement of the parties hereto relating to the governance of Bird Global and there are no representations, warranties, covenants or other agreements relating to such subject matter except as stated or referred to herein. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed by both parties hereto. The agreements set forth in this Agreement may be waived only in writing by the party to whom such compliance is owed. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement. 4.2 Remedies The parties hereto agree that an award of monetary damages would not be an adequate remedy for any loss incurred by reason of any breach of this Agreement and that, in the event of any breach or threatened breach of this Agreement by a party thereto, the other party will be entitled to equitable relief, including injunctive relief and specific performance. The parties hereto hereby waive any requirement for security or posting of a bond in connection with such remedies. The parties hereto further agree that such remedies will not be the exclusive remedies for any breach or threatened breach of this Agreement but will be in addition to all other remedies available at law or in equity. 4.3 Notices All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally or by pre-paid courier, upon receipt of a transmission confirmation if sent by facsimile or other electronic communication or other like transmission (with confirmation) and on the next Business Day when sent by overnight courier to the applicable party at the applicable following addresses (or at such other address for a party as shall be specified by like notice): (i) If to Bird Global: 8605 Santa Monica Blvd. #20388 West Hollywood, CA 90069

- 8 - US-DOCS\138040043.15 CAN_DMS: \149417644\10 Attention: Shane Torchiana Email: shane.torchiana@bird.co (ii) If to Bird Canada: 161 Bay Street, Suite 2300 Toronto, ON M5J 2S1 Attention: Stewart Lyons Email: stewart.lyons@birdcanada.co 4.4 Governing Law This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to conflict-of-laws principles that might require the application of the laws of any other jurisdiction. The parties hereto hereby irrevocably attorn to the non-exclusive jurisdiction of the courts of the State of Delaware with respect to any matters arising out of this Agreement. 4.5 Severability If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of such provision and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected. 4.6 Termination This Agreement shall terminate (a) immediately, if a closing of a Compliant Transaction does not occur on or before the Outside Date, (b) in the event a closing of a Compliant Transaction occurs on or before the Outside Date or (c) upon mutual written agreement of Bird Global, Bird Canada and the Founder Stockholder. 4.7 Execution in Counterpart This Agreement may be executed in one or more counterparts, which together will be deemed to constitute one valid and binding agreement, and delivery of the counterparts may be effected by facsimile transmission or by delivery of an Adobe portable document format (PDF) instrument. 4.8 Headings The division of this Agreement into sections and subsections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. Unless otherwise specified, references in this Agreement to sections and subsections refer to the specified section or subsection of this Agreement.

- 9 - US-DOCS\138040043.15 CAN_DMS: \149417644\10 4.9 Successors and Assigns The terms and provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by any party without the written consent of the other parties. 4.10 Further Assurances Each party hereto shall do or cause to be done all such acts and things and shall execute or cause to be executed all such documents, agreements and other instruments as may reasonably be necessary or desirable for the purpose of carrying out the provisions and intent of this Agreement.

[Signature Page to Investment Agreement] IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above. BIRD GLOBAL, INC. Per: /s/ Shane Torchiana Name: Shane Torchiana Title: President and Chief Executive Officer /s/ Travis VanderZanden TRAVIS VANDERZANDEN

[Signature Page to Investment Agreement] BIRD CANADA INC. Per: /s/ Stewart Lyons Name: Stewart Lyons Title: Chief Executive Officer

SCHEDULE A US-DOCS\136978277.15 SCHEDULE A – DEBENTURE TERM SHEET NON-BINDING TERM SHEET FOR THE ACQUISITION OF BIRD CANADA BY BIRD GLOBAL Bird Global is an electric vehicle company dedicated to bringing affordable, environmentally friendly transportation solutions such as e-scooters and e-bikes to communities across the world. Founded in 2017 by transportation pioneer Travis VanderZanden, Bird provides fleets of shared micro electric vehicles to riders in more than 450 cities globally. Bird Canada has successfully operated, under the Bird brand, in Canada for four years. The company is profitable, and has consistently operated at a level of operational and regulatory excellence that meets or exceeds the best jurisdictions in which Bird Global operates. Bird Canada believes the operations of the two companies can be combined and optimized to quickly accelerate the company’s path to profitability and sustained market leadership. Issuer: Bird Global, Inc. Holders: Existing shareholders of Bird Canada, including John Bitove (d/b/a Obelysk Transport), Founder and Chairman of Bird Canada, MacKinnon, Bennett & Company (MKB) and Relay Ventures and its affiliated (“Relay”), to purchase at least USD $32,000,000 in Convertible Debentures in cash; it being understood that the Issuer will have the right to sell up to an additional USD $10,000,000 (“Upsize Right”) in Convertible Debentures to one or more other investors as a part of this transaction. Offering: USD $64,000,000 Convertible Debentures (or up to USD $74,000,000 Convertible Debentures if the Issuer exercises its Upsize Right) Cash Proceeds: USD $32,000,000 (or up to USD $42,000,000 if the Issuer exercises its Upsize Right) Equity Proceeds: USD $32,000,000 in Convertible Debentures in exchange for the equity of Bird Canada on a cash free, debt free basis. Conversion Feature: The Convertible Debentures are convertible into shares of Class A common stock of the Issuer (the “Class A Common Stock”) at the option of the Holders at any time at a fixed price per share equal to a 20% premium to 25-trading day VWAP prior to the date of the announcement by the Company of the $4.0 million loan provided to Bird Global, Inc. by Bird Canada , subject to adjustment for stock dividends, splits and combinations and other customary adjustments (as adjusted, the “Conversion Price”). The Holders will enter into a voting agreement with Travis VanderZanden to govern voting alignment on key issues. Conditions Precedent: A. Completion of Operational and Financial Due Diligence by both parties, including equipment and business financing arrangements and payment by Bird Canada to Bird Rides, Inc. of approximately $1.46M in invoices outstanding in connection with the parties Platform Partner arrangement (as a condition to signing). B. Approval of Bird Canada Board of Directors and Bird Canada shareholders. C. Completion of Operational Conditions satisfactory to the parties as set out below. D. Approval of Bird Global Board of Directors. E. Structure of Bird Global Board of Directors to be mutually agreed. F. Bird Global shareholder approval or exemption therefrom, per NYSE rules, to be provided by written consent at closing; provided that conversion will be limited to

<table>
<tr><td></td><td>19.99% of the outstanding shares of the Issuer pending 20 days after mailing of information statement.
G. Customary bringdown of representations, warranties and covenants.
H. Other customary closing conditions for transactions of this type.
I. Bird Canada and its shareholders enter into a Voting Agreement with Travis VanderZanden</td></tr>
<tr><td>Interest Rate:</td><td>Interest at 12% per annum increasing to 18% per annum upon the occurrence of an event of default, with payment in cash or in kind at the election of the Issuer.

Interest shall be payable or, in the case of PIK interest, be capitalized, on a semi-annual basis, commencing with the first interest payment date after the closing date.</td></tr>
<tr><td>Use of Proceeds:</td><td>The cash proceeds will be used for general corporate purposes.</td></tr>
<tr><td>Maturity:</td><td>On the maturity date, which shall be defined as the 5th anniversary of the date of issue of the Convertible Debentures, the Issuer shall pay, without duplication, in USD, to the Holders all amounts outstanding thereunder including, without limitation, the principal amount of the outstanding Convertible Debentures and all accrued and unpaid interest thereon and any penalties, fees and unpaid expenses that are for the account of the Holders (collectively the "Amounts Outstanding").</td></tr>
<tr><td>Optional Redemption</td><td>The Convertible Debentures will be redeemable, in whole or in part, at the Issuer's option at any time and from time to time, at the following redemption prices, plus accrued and unpaid interest, if any, to, but not including, the redemption date, if redeemed during the following periods:
<table>
<tr><th>Period</th><th>Redemption Price</th></tr>
<tr><td>Prior to the 2nd Anniversary of Closing</td><td>Customary Make-Whole</td></tr>
<tr><td>On and after the 2nd Anniversary of Closing and Prior to the 3rd Anniversary of Closing</td><td>107.5%</td></tr>
<tr><td>On and after the 3rd Anniversary of Closing and Prior to the 4th Anniversary of Closing</td><td>105.0%</td></tr>
<tr><td>On and after the 4th Anniversary of Closing</td><td>102.5%</td></tr>
</table></td></tr>
<tr><td>Collateral:</td><td>The Convertible Debentures will be secured by the collateral and as otherwise described on Annex A. The Holders will enter into an intercreditor agreement with Midcap Financial Trust, as administrative agent (the "Administrative Agent")under the existing financing facility (the "Existing Facility") as required to give effect thereto.</td></tr>
<tr><td>Protective Covenants:</td><td>Issuer shall agree that it shall cause its controlled subsidiaries (whether wholly or partially, directly or indirectly owned by it), to abide by: Limitations on additional debt/preferred equity, customary anti-layering provisions, limitations on restricted payments, limitations on affiliate transactions and asset sales, limitations on fundamental changes of the Issuer, limitations on liens, and limitations on dividends, in each case, subject to customary exceptions, thresholds and materiality carve-outs and baskets needed for operating flexibility, including, for the avoidance of doubt, a basket permitting the Existing Facility (including any liens granted under the Existing Facility and any transactions necessary to comply with the Existing Facility as currently structured,</td></tr>
</table>

CAN_DMS: \149252398\3
US-DOCS\136978277.12
US-DOCS\136978277.15

US-DOCS\136978277.12 US-DOCS\136978277.15 CAN_DMS: \149252398\3 e.g. rent payments under the scooter lease) and the Yorkville promissory note. The Holder shall also be notified in regards to any material changes to the Existing Facility. Affirmative Covenants: Usual and customary for transactions of this kind including quarterly and annual reporting. Events of Default: Usual and customary for a financing of this type. Investor Rights: Upon closing of this transaction, the Holders shall collectively have the right to nominate five directors to the board of directors of Bird Global, which shall have a maximum of nine board members, in each case until such time as the Holders cease to collectively hold 25% of the Convertible Debentures purchased by the Holders on the closing date, or an equivalent percentage of shares in Bird Global, should the Holders convert their debentures. Operational Conditions/Covenants: Bird Global and the Holders will enter into an agreement to do the following: A. Integrate the operations of Bird Canada into the broader Bird Global operating regime; B. Key management personnel of Bird Canada have entered into employment agreements with Bird Rides Inc. that are commensurate with their experience and appropriate compensation; C. Sale or closure of all unprofitable cities/markets within 90 days of closing; and D. Completion of contract for supply of scooters (outsourcing) within 90 days of closing. Closing: Closing of the Convertible Debentures to occur simultaneously with executing the definitive acquisition agreement and closing of the acquisition on December 30, 2022 (the “Outside Date”), provided however that in the event the Parties, working in good faith, are unable to consummate the Compliant Transaction by the Outside Date, the Outside Date may, upon mutual agreement of the Parties, be extended to January 6, 2023 Safe Harbor: This term sheet is not, and shall not be deemed to constitute, a commitment on behalf of Bird Canada or any other person, whatsoever, to provide financing or a commitment on behalf of any person to accept any financing. Any such commitment will be subject to the terms and conditions contained in the final documentation with respect to such financing and satisfactory completion of due diligence. [Signature Page Follows]

US-DOCS\136978277.12 US-DOCS\136978277.15 CAN_DMS: \149252398\3 IN WITNESS WHEREOF, the parties have executed this non-binding term sheet as of the last date set forth below. BIRD CANADA, INC. By: /s/ John Bitove Name: John Bitove Title: Chairman Date: December 19, 2022 BIRD GLOBAL, INC. By: /s/ Shane Torchiana Name: Shane Torchiana Title: Chief Executive Officer Date: December 19, 2022

US-DOCS\136978277.12 US-DOCS\136978277.15 CAN_DMS: \149252398\3 [Signature Page to Bird Canada / Bird Global Term Sheet]

US-DOCS\138040043.15 CAN_DMS: \149417644\10 ANNEX A Upon the Closing of the Convertible Debentures, the subsidiaries of Bird Global that are party to the Existing Facility will concurrently enter into amendments to the Existing Facility to reflect the following commercial changes: Regarding debt amortization payments: • An upfront prepayment of USD $1,000,000 shall be due in connection with the closing of the amendments to the Existing Facility. In addition, USD $500,000 representing (and replacing) the monthly amortization payment due for December 2022 shall be due in connection with the closing of the amendments to the Existing Facility, or December 30, 2022 (if earlier). • The monthly amortization schedule shall be amended to, among other things, reflect $1,000,000 for each of January, February, March, October, November, and December (except for November 2024-January 2025), and $2,000,000 for each of April, May, June, July, August, and September • Apollo and MidCap may make in their sole discretion an additional USD$3,000,000 to USD $5,000,000 of commitments available under the Existing Facility in 2024 • The maturity date of the Existing Facility shall be extended from October 12, 2024 to January 12, 2025 • The quarterly revenue sweep construct under the Existing Facility shall be deleted Regarding collateral: • Bird Canada shall receive a second priority lien on substantially all collateral securing the Existing Facility to secure guarantees of Bird Global’s obligations under the Convertible Debentures • Bird Canada shall receive a subordinated unsecured guaranty from Bird Rides, Inc. of Bird Global’s obligations under the Convertible Debentures (on terms substantially the same as the Administrative Agent’s guaranty from Bird Rides, Inc. under the Existing Facility), and so long as certain conditions are satisfied, the Bird Rides, Inc. guaranty of Bird Global’s obligations under the Convertible Debentures shall become pari passu in payment priority with the Administrative Agent’s guaranty from Bird Rides, Inc. under the Existing Facility • Upon (a) Bird US Opco, LLC making voluntary prepayments of at least USD $5,000,000 in the aggregate after the closing of the amendments to the Existing Facility (excluding, for the avoidance of doubt, any prepayments required in connection with the closing of the amendments to the Existing Facility or any scheduled amortization payments under the Existing Facility) and (b) Bird Rides, Inc. and its consolidated subsidiaries meeting certain Liquidity (as defined under the Existing Facility) requirements to be agreed, Bird Canada shall be entitled to receive a first priority lien on the EMEA collateral that currently secures the Existing Facility, and the Administrative Agent shall release its lien on the same • For the avoidance of doubt, scooters owned by Bird Canada shall not secure any obligations under the Existing Facility